                                                                      EXHIBIT 1




                                 LOAN AGREEMENT

                                     between

                                   AL CHEMY AS

                                       and

                               DEN NORSKE BANK ASA




                                 AUGUST 13, 2001
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                                TABLE OF CONTENTS

Clause                                                     Page
------                                                     ----
1. DEFINITIONS                                               3
2. AMOUNT AND GOAL                                           4
3. CONDITIONS FOR PAYMENT                                    5
4. AVAILABILITY                                              5
5. CURRENCY COMPOSITION                                      5
6. ADJUSTMENT IN COMPARISON TO USD                           6
7. SECURITY                                                  6
8. ASSURANCES FROM THE BORROWER                              6
9. INTEREST                                                  7
10. REPAYMENT                                                8
11. PAYMENTS                                                 8
12. BORROWER'S OBLIGATIONS                                   9
13. DEFAULT                                                 10
14. ALTERED CIRCUMSTANCES                                   11
15. OBLIGATION TO REPAY IN CORRECT CURRENCY                 12
16. COMMISSIONS AND COSTS                                   12
17. NOTICES                                                 13
18. CHOICE OF LAW                                           13

APPENDIX 1
ADVANCE REQUEST


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This loan agreement is entered into on August 13, 2001 between

      (1)   AL CHEMY AS, Harbitzalleen 3, 0212 Oslo
            Norwegian Register of Business Enterprises: NO
            ("Borrower")

and

      (2)   DEN NORSKE BANK ASA, Stranden 21, Oslo
            Norwegian Register of Business Enterprises: NO 810 506 482
            ("Lender").

1.    DEFINITIONS

1.1 In this Loan Agreement, and in each document drawn up in connection with it, the following words and expressions shall have the following definitions:

"BUSINESS DAY"          every regular business day for banks in Oslo, London,
                        and, in connection with payments under this Loan
                        Agreement, every other place where a deposit or payment takes place in relation to this Loan Agreement;

"LIBOR" "London Interbank Offered Rate," i.e., the interest that the Lender offers with respect to regular practice for interbank lending in London for a period of time equal to the applicable Interest Period for the share of the loan amount in question in the respective currency around 11:00 a.m. London time 2 Business Days before the applicable Interest Period starts;

"DEFAULT"               one or more of the conditions that are described in
                        Clause 13;

"NIBOR" "Norwegian Interbank Offered Rate," i.e., the interest that is quoted by the Lender and which is displayed on Reuter's NIBO screen as DnB Eurorenter [Euro. interest] Norwegian Crowns (DNOP) for lending in NOK for a period equal to the applicable Interest Period for the share of the loan amount in question


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                        about 12:00 p.m. Norwegian time 2 Business Days before
                        the applicable Interest Period starts;

"NOK"                   the legal currency in Norway;

"COLLATERAL"            the property/assets that are given as security for the
                        Loan with respect to Clause 7.1;

"INTEREST PAYMENT DATE" the last day in an Interest Period;

"INTEREST PERIOD"       the period of time that in accordance with Clause 9 is
                        the basis of the interest calculation;

"SECURITY DOCUMENTS"    the documents described in Clause 7.1;

"REPAYMENT DATE"        June 30, 2002;

"ADVANCE REQUEST"       the borrower's written request for payment of the whole
                        or portions of the Loan containing information concerning the desired payment date, where the money should be paid, the amount, the currency combination, and interest period; and

"ADVANCE DATE"          the dates on which the whole or portions of the Loan are
                        paid.

2.    AMOUNTS AND GOALS

      2.1 The Lender will give the Borrower a monetary loan of USD 100,000,000 and/or the equivalent value in NOK ("Loan") on the conditions that are specified in detail in this Loan Agreement.

      2.2 To the extent that the Loan is not made use of, the Borrower can cancel the entire or portions of the scope of the loan by reducing the Loan accordingly. Such cancellation assumes 10 Business Days' written advance notice to the Lender.

      2.3 The Loan will be used to refinance the remaining loan of USD 73,000,000 with respect to the "Loan Facility Agreement" dated December 28, 1998 with later additions, to finance AL Industrier AS in connection with refinancing of the remaining loan of NOK 166,000,000 with respect to the "Loan Facility Agreement" between the Lender and AL Industrier AS dated March 25, 1998 with later additions, and to finance a capital contribution to Alpharma Inc.


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3.    CONDITIONS FOR PAYMENT

      3.1 The Lender is not obligated to pay any portion of the Loan unless the Lender has received the following documents, satisfactory to the Lender in form and content:

            (i)   This Loan Agreement bindingly signed by the Borrower.

            (ii)  An Advance Request.

            (iii) Copies of the company registration certificate and bylaws for the Borrower.

            (iv) Copy of the resolutions of the board of directors for the Borrower concerning making the Loan and granting the security.

            (v)   The Security Documents.

      3.2 The documents in (i) - (iv) must be received by the Lender no later than 3 Business Days prior to the first Advance Date.

      3.2 The Lender can postpone the deadline for submitting one or more of the aforementioned documents on conditions that the Lender finds suitable. The Lender can require that every copy be certified as a lawful copy.

4.    AVAILABILITY

      4.1 An advance can occur on every Business Day as of and including today up to and including May 31, 2002 assuming that the conditions in Clause 3 are fulfilled.

      4.2 The Loan can be used as a revolving advance facility, i.e., that every advance that falls due for payment can be advanced again within the scope of this Loan Agreement.

5.    CURRENCY COMPOSITION

      5.1 At the beginning of every Interest Period, the Borrower can determine the distribution of USD and NOK on its own -- even such that the Loan can be owing in just one currency -- assuming that written notice of the desired distribution is given to the Lender no less than 3 Business Days prior to a new Interest Period, and that the Loan is never outstanding for more than 2 tranches and that each tranche comprises a minimum of the equivalent value of


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            USD 10,000,000, measured with respect to the currency exchange rate
            2 Business Days prior to the start of the applicable Interest
            Period.

      5.2 If there is no notice, the Borrower will be considered to have requested the same distribution as in the previous Interest Period.

      5.3 In the event that USD are not accessible to the Lender at the point in time in question, the Lender can consider it as the desire of the Borrower that the share of the Loan in question be owing in NOK.

6.    ADJUSTMENT IN COMPARISON TO USD

      6.1 The reference currency is USD, which means that for every new Interest Period the outstanding Loan from the preceding Interest Period is converted into USD, and the outstanding Loan desired for the new Interest Period will be fixed by converting from USD. The applicable exchange rate is the rate 2 Business Days prior to the start of the applicable Interest Period. If the equivalent value in USD of the outstanding Loan on this day is greater than the amount that would have been outstanding if the Loan had been granted in USD, the Borrower will after notice from the Lender pay the difference to the Lender no later than 2 Business Days after having received such notice.

7.    SECURITY

      7.1 The Loan with all interest and costs, and every obligation that stems from a connection with it, will be secured by:

            (i) Collateral in all shares belonging to AL Industrier AS in the following companies: Dynal Biotech ASA, AS Nopal, AS Wangs Fabrik, and AL Chemy AS.

      7.2 In the event of conflict between the Security Documents and this Loan Agreement, the latter will take precedence.

      7.3 Regardless of the currency the security's face value is in, the provision in Clause 15.1 applies.

8.    ASSURANCES FROM THE BORROWER

      8.1 The Lender places the Loan at the disposal of the Borrower in reliance on the Borrower's assurance, which is considered to be granted by the signature on this Loan Agreement and repeated on the occasion of each Advance Request, if:

            (i)   Default has not occurred;


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            (ii)  The Borrower is not aware of any circumstances which could lead to default occurring by means of a notice of termination, the expiration of a deadline, or the like; and

            (iii) The Borrower is not aware that any company, any private person or public authority has filed or has as its intention to file or initiate any case or judicial inspection against the Borrower that in a material may make it difficult for the Borrower to fulfill its obligations according to this Loan Agreement.

      8.2 Unless the Borrower has notified the Lender explicitly at least 3 Business Days prior to the expiration of an Interest Period of something else, the Borrower is considered to have repeated the assurances in 8.1 above at the expiration of the Interest Period.

      8.3 The Borrower will indemnify the Lender for every loss and every fee that is a result of the Lender having adapted itself to the Borrower's assurances with respect to 8.1 and 8.2 above.

9.    INTEREST

      9.1 The Borrower will pay interest on the portion of the Loan outstanding at all times according to a per annum interest rate that will be the sum of:

            (i)   LIBOR for USD, possibly NIBOR for NOK; and

            (ii) a margin of 2.25% per annum. The margin is assumed to increase by 0.5% per annum to 2.75% per annum as of and including the point in time that Alpharma Inc. has taken over operational control from Mayne Nickless Limited over companies and assets that consist of and comprise F. H. Faulding & Co. Limited's generic tablet and capsule production ("The FIG transaction") and is assumed to increase by an additional 1% per annum to 3.75% per annum for the period that the stock in Alpharma Inc. may be quoted at a value that corresponds to less than 66.6% of the average price calculated for a period of two months following (i) the date the FIG transaction is made public, or
                  (ii) the date when the FIG transaction is formally carried out, however such that whichever of the alternatives (i) or
                  (ii) gives the lowest average price will apply. Independent of the margin increases named above, possible future margin reductions will be undertaken according to a more detailed agreement between the parties. The margin development for Alpharma Inc. under this party's syndicated loan facility will serve as the basis for a new margin stipulation of this type under the current Loan Agreement.


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      9.2   With a minimum of 3 Business Day's written notice to the Lender, the
            Borrower can opt for Interest Periods of 1, 3, 6, or 12 months. If no notice is received, the Interest Period will be 3 months. The Borrower can choose an Interest Period of 1 month a maximum of 3 times per twelve-month period.

      9.3 If the Interest Period runs from the last Business Day in a month, it will expire on the last Business Day of the month in question. If the last day in an Interest Period were otherwise to fall on a day which is not a Business Day, the Interest Period will be extended to the next Business Day that follows in the same month, or if there is no such day, the Interest Period will be shortened such that it expires on the on the first Business Day prior.

      9.4 The interest is paid at the end of the payment period on every Interest Payment Date, but such that if the Interest Period is longer than 6 months, the interest will in addition be paid every 6th month.

      9.5 Interest accrues day by day and is limited to the real number of days, on the basis a 360-day year.

10.   REPAYMENT

      10.1 Every advance is due for payment (with the limitation that follows from Clause 4.2) on the applicable Interest Payment Date. The loan with accrued unpaid interest and costs will be repaid in its entirety on the Repayment Date.

      10.2 If repayment occurs on a date other than the last day of the Interest Period, or in another manner in conflict with the aforementioned provision, the Borrower must compensate the Lender for any loss, loss of net profits and extra costs that the Lender might thereby incur.

11.   PAYMENTS

      11.1 All payments that the Borrower will undertake in accordance with this Loan Agreement will be made to the Lender with funds that are available the same day and to those accounts that the Lender indicates. If the due date does not fall on a Business Day, payment must be received into the payment account agreed upon on the first following Business Day assuming that this falls in the same calendar month, or if there is no such date, payment must be received no later than the last Business Day prior to the due date.

      11.2 Payment of principal and interest, as well as possible early repayment, will occur with respect to the currency composition that has been applying in the prior Interest Period. Payment of costs will occur in the currency the costs are incurred in, in accordance with a statement from the Lender.


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      11.3  All payments from the Borrower under this Loan Agreement will be made without any form of offset, and without any deductions being made for possible taxes, fees, or similar expenses. If a deduction of this type must be made as a result of law, administrative regulation, or other binding unilateral directive, the Borrower will pay a sum sufficient for the Lender to receive the full amount that is due all the same.

      11.4 If the Borrower does not pay the sum that is owing by the due date, the Borrower will pay past due interest on the amount owing from the due date until the payment takes place, according to a per annum interest rate that is determined as the sum of:

            (i)   a margin with respect to Clause 9.1 (ii) above;

            (ii)  a default margin of 3% per annum; and

            (iii) the Lender's costs for financing the sum defaulted for the period of time specified by the Lender.

      Past due interest will be paid immediately upon request from the Lender. In addition to past due interest as specified above, the Borrower will compensate the Lender for all losses and/or expenses that result from the defaulted sum not having been paid by the due date.

12.   BORROWER'S OBLIGATIONS

      12.1 As regards the Lender, the Borrower undertakes, as long as any sum remains owing under this Loan Agreement, to:

            (i) Notify the Lender immediately of any Default, and of any circumstance that the Borrower is aware of or should be aware of which might lead to Default;

            (ii) Supply to the Lender a copy of the Borrower's audited annual report within 120 days following the start of a new year;

            (iii) Upon request from the Lender, immediately provide such information regarding its economic situation that the Lender requests;

            (iv) Not to sell or further mortgage any of its assets without the Lender's written consent;


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            (v)   See to it that all receipts from sales of assets (i.e., net proceeds after covering tax obligations that arise in such a sale) are used in full to pay off the Loan;

            (vi) Neither take out another loan, nor undertake security responsibilities, nor make investments without the Lender's written consent; and

            (vii) Not pay out proceeds, or in another way, look after its owners in the form of payments beyond the regular dividends up to NOK 12,000,000 all together without the Lender's written consent.

13.   DEFAULT

      13.1 The Loan will be considered to have been defaulted on by the Borrower in the following situations:

            (i) If payment of principal, interest, or other sum that should be paid with respect to this Loan Agreement does not take place at the appropriate time;

            (ii) If the Borrower breaks or fails to fulfill any obligations according to this Loan Agreement or the Security documents, and the circumstances, if they can be corrected in the Lender's opinion, are not corrected within 10 Business Days of the time the Lender has requested it;

            (iii) If any of the Borrower's other loans, securities, or debt obligations are called in for payment before the due date agreed upon because of the Borrower's default, or the Borrower does not pay the amount owing in such circumstances at the proper time, or securities that were placed for such another loan, security, or other debt obligation can be sold;

            (iv) If the Borrower files for bankruptcy, enters into debt restructure proceedings of any kind, ceases its payments, or admits to being insolvent;

            (v) If the Borrower has given the Lender erroneous or insufficient information about any essential point that can have or come to have significance for the Borrower's obligations under this Loan Agreement and ability to fulfill these obligations;

            (vi) If the Borrower ceases or threatens to cease its business operations, or without written consent from the Lender, relinquishes a significant portion of its


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                  business operations, or a significant portion of the
                  Borrower's assets are the object of attachment or a judicial lien;

            (vii) If Einar W. Sissener and his children and grandchildren as well as the EWS foundation at some point in time own, directly or through family-owned companies, all together own less than 40% of all the shares in AL Industrier AS;

            (viii)If the stock in Alpharma Inc., at any point in time before AL
                  Industrier AS has liquidated its ownership interest in Dynal Biotech ASA, is listed at a value that corresponds to less than 50% of the average price calculated for a period of two months after (i) the date when the FIG transaction is made public, or alternatively (ii) the date when the FIG transaction is formally executed, such that whichever of the alternatives (i) or (ii) above gives the lowest average stock price will apply, or if the stock in Alpharma Inc. at any point in time during this Loan Agreement is quoted at less than USD 10; or

            (ix) If a situation arises which in the Lender's opinion entails reasonable grounds to suppose that the Borrower will not be able to fulfill its obligations in accordance with this Loan Agreement.

      13.2 If one or more of the aforementioned Default situations arises, the Lender has the right to demand that the entire Loan with interest and costs be repaid immediately, or if the Loan has still not been paid out, not to pay out the Loan.

14.   ALTERED CIRCUMSTANCES

      14.1  If

            (i) as a result of law or administrative regulation it becomes illegal for the Lender to offer the Loan or

            (ii) the Lender finds that USD are no longer convertible or accessible when paying out or on the Interest Payment Date;

            the Lender, if the Borrower requests it and (i) above does not form an obstacle to it, offers or maintain the Loan in NOK on terms that the Lender establishes, alternatively the Lender's obligations according to this Loan Agreement will cease immediately and all outstanding obligations for the Borrower according to this Loan Agreement will immediately fall due for payment.


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      14.2  If Norwegian or other official authorities pass a resolution that results in increased costs or reduced net earnings for the Lender in conjunction with the Lender's obligation to pay out or maintain the Loan, including resolutions that alter the Lender's need for equity capital, the calculation of this and/or the balance sheet entries' risk weightings in relation to the risk adjusted basis of calculation for equity capital needs, the Lender will notify the Borrower as soon as possible concerning what amount the Borrower must repay to compensate for the Lender's increased costs or reduced net earnings. This does not apply to increased costs or reduced earnings that result from general tax regulations of significance for the Lender's annual income. The amount will be paid by the Borrower on the later alternative of either the first Interest Payment Date or 5 Business Days after the Borrower has received such notice. In such situations, the Lender will have access to pay off the Loan early, but such that the Borrower will not fully compensate the Lender according to the stipulations in Clause 10.2 for increased costs or reduced net earnings in the period up to and including the date when early repayment takes place.

15.   OBLIGATION TO REPAY IN CORRECT CURRENCY

      15.1 The Borrower's obligations according to this Loan Agreement will not be considered settled until the Lender has received full settlement in the currency the obligation is in. If a sum received after forced collection of the Borrower's obligations, upon receipt, after conversion to the applicably currency, result in a sum that is less than the amount owing in the currency in question, the Lender can claim the difference from the Borrower and this claim will be considered as an independent claim against the Borrower, however such that it is still secured by the collateral.

16.   COMMISSIONS AND COSTS

      16.1 The Borrower will pay a contingency commission of 0.5% per annum of the expressed share of the Loan less the sum of (i) USD 73,000,000 and (ii) the value in USD that is equivalent at the time of the payment to NOK 166,000,000, calculated from today up to the point in time when the Loan is drawn in its entirety or May 31, 2002 (cf. Clause 4.1). The commission is due for payment at the end of each quarter.

      16.2 The Borrower pays on the first Advance Date, but no later than 5 Business Days from today, a preparer's commission of 0.35% of the Loan less the commission of NOK 100,000 already paid.


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      16.3  If the Loan is still outstanding as of February 1, 2002, the
            Borrower pays an additional commission of 0.15% of the outstanding amount of the Loan, payable no later than 5 Business Days after this date.

      16.4 Regardless of whether the Loan is drawn or not, the Borrower will immediately upon request pay the Lender all the costs and expenses (including the taxes and internal fees and royalties) that accrue for the Lender in conjunction with the preparation of this Loan Agreement and the Security Documents, and in conjunction with maintaining, using, or performing the Lender's rights according to this Loan Agreement or Security Documents or in conjunction with the Loan Agreement or Security Documents for that matter.

17.   NOTICES

      17.1 All notices or demands in conjunction with this Loan Agreement will be written and will be sent by letter or fax. If the notification is sent by fax, it will be confirmed by letter if the recipient requests it.

      17.2 Notices to the Lender or Borrower will be sent to the addresses below:

            Borrower:
            AL Chemy AS
            Harbitzalleen 3
            0212 Oslo
            [Norway]
            Fax: +47 22 62 91 50

            Lender:
            Den norske Bank ASA
            0021 Oslo
            [Norway]
            Attn: Kredittadministrasjon Land [Credit Administration, Land]
            Fax: +47 22 48 10 46

            or to such an address as the parties might offer information of in writing.

18.   CHOICE OF LAW

      18.1 Conflicts that might arise in connection with this Loan Agreement and which cannot be resolved amicably, will be resolved according to Norwegian law, by Norwegian courts, and in the jurisdiction of the Lender's choice.


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This Loan Agreement was prepared in 2 copies, of which each party retains its own.

Borrower:
AL CHEMY AS

/s/ E. W. Sissener
--------------------------
Print name: E. W. SISSENER

Lender:
for DEN NORSKE BANK ASA

/s/ Erik Borgen
--------------------------
Print name: ERIK BORGEN Dep. Managing Director

EGJ/abf691


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                                                                      APPENDIX 1

From:             AL Chemy AS
To:               Den norske Bank ASA
                  Kredittadministrasjon Land
Fax Number:       +47 22 48 10 46
Date:___________________

                                 ADVANCE REQUEST

This is in reference to the loan agreement dated August 13, 2001 ("Loan Agreement") entered into between us as the Borrower and Den norske Bank ASA. Words and expressions defined in the Loan Agreement are used here in the same sense as in the Loan Agreement.

We hereby give you irrevocable notice that on the ___________ 200_ we would like to deduct USD/NOK _______________________ according to the Loan Agreement on the terms that appear there.

The Interest Period for the aforementioned advance will be ___ months.

The amount, less possible commissions and costs with respect to clause 16, is to be transferred to account number _______________ belonging to _____________ in
_____________.

As of today, there has arisen no circumstance that comprises or could lead to a Default under the Loan Agreement.

If an advance, for reasons outside the Lender's control, should not take place on the aforementioned date, we confirm that we will indemnify you for possible losses and accrued costs.

Sincerely,
AL Chemy AS

______________


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